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Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78943, 333-49612, 333-58346 and 333-62810) and in the Registration Statements on Form S-3 (Nos. 333-35936, 333-42526 and 333-62888) of our report, which contains explanatory paragraphs stating that substantial doubt exists about the Company's ability to continue as a going concern and that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, dated February 14, 2003 relating to the financial statements and financial statement schedule of WorldGate Communications, Inc., which appear in WorldGate Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 28, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS